UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UNITED COMMUNITY BANKS, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1807304
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

125 Highway 515 East Blairsville, Georgia	30512
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares each representing 1/1,000th interest in a share of Series I Non-Cumulative Preferred Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this Form relates: 333-224367

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Securities to Be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing 1/1,000th interest in a share of 6.875% Non-Cumulative Preferred Stock, Series I, $1.00 par value per share and $25,000 liquidation preference per share (equivalent to $25 liquidation preference per depositary share) (the “Series I Preferred Stock”), of United Community Banks, Inc. (the “Registrant”). The descriptions of the Series I Preferred Stock and the Depositary Shares are contained in the sections captioned “Description of the Series I Preferred Stock” and “Description of the Depositary Shares,” each in the Registrant’s Prospectus Supplement, dated June 3, 2020, to the Registrant’s Prospectus, dated June 3, 2020, included in the Registrant’s registration statement on Form S-3 (File No. 333-224367) and each of those sections is incorporated herein by reference.

If any additional securities registered hereby are issued, a prospectus supplement relating to such securities will be filed with the Securities and Exchange Commission and will be incorporated herein by reference.

Item 2. Exhibits.

3.1	Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the Securities and Exchange Commission on August 8, 2016).

3.2	Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Securities and Exchange Commission on May 11, 2015).

3.3	See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and the Amended and Restated Bylaws, as amended, of United Community Banks, Inc., which define the rights of security holders.

4.1	Articles of Amendment of United Community Banks, Inc. with respect to Series I Non-Cumulative Preferred Stock filed June 5, 2020 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of United Community Banks, Inc. filed June 10, 2020).

4.2	Deposit Agreement dated June 10, 2020 between United Community Banks, Inc. and Continental Stock Transfer & Trust Co., as Depositary (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of United Community Banks, Inc. filed June 10, 2020).

4.3	Form of Depositary Receipt (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K of United Community Banks, Inc. filed June 10, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UNITED COMMUNITY BANKS, INC.

	By:	/s/ Melinda Davis Lux
	Name:	Melinda Davis Lux
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: June 10, 2020